EXHIBIT 5.1

54, rue la Boétie 75411 Paris Cedex 08 France Tél.: +33(0) 1 40 76 10 10 Fax: +33(0) 1 40 76 14 00

Securities and Exchange Commission 450 Fifth Street, N.W. Washington, DC 20549 July 16, 2003

RE: Al’ 2003 Stock Option Plan

Ladies and Gentlemen:

I am the General Counsel of Alcatel (the “Company”). In that capacity, I have acted as counsel to the Company in connection with Al’ 2003 Stock Option Plan (the “Plan”). In that regard, the Company is filing a registration statement on Form S-8 to register 826,851 ordinary shares, nominal value €2 of the Company (the “Shares”). The Shares are issuable to employees of direct and indirect subsidiaries of the Company in the United States upon exercise of options granted under the Plan, and may be represented by the Company’s American Depositary Shares that are listed on The New York Stock Exchange (“ADSs”).

In furnishing this opinion, I or lawyers under my supervision have examined such documents, corporate records, certificates of public officials and other agreements, instruments or opinions as I have deemed necessary or advisable for the purpose of rendering the opinion set forth below. In this examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as original documents and conformity to original documents of all documents submitted to me as copies.

On the basis of the foregoing, I am of the opinion that the Shares have been duly authorized and will, when issued in accordance with the Plan, be validly issued, fully paid and non-assessable.

I do not purport to be an expert on the laws of any jurisdiction other than the Republic of France, and I express no opinion herein as to the effect of any other laws.

This opinion is being rendered solely for your benefit in connection with the registration of the offering, sale and delivery of the Shares, which may be represented by ADSs, in the United States pursuant to the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). I hereby consent to the filing of this opinion as an exhibit to the registration statement on Form S-8 that the Company is filing with the United States Securities and Exchange Commission to register the Shares. By giving my consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations issued thereunder.

Very truly yours,

/s/ Pascal Durand-Barthez Pascal Durand-Barthez